Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 12, 2021 between Pivotal Investment Holdings II LLC, MGG Investment Group, LP, Jonathan Ledecky, Kevin Griffin and Gregory Racz (individually a “Party” and together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial ownership of common stock, par value $0.0001, of XL Fleet Corp. Each Party hereto agrees that the Schedule 13G, dated as of December 31, 2020, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

PIVOTAL INVESTMENT HOLDINGS II LLC

By:		PIVOTAL SPAC FUNDING II LLC

	By:	/s/ Kevin Griffin
Kevin Griffin
Managing Member

MGG INVESTMENT GROUP, LP

By:		/s/ Kevin Griffin
Kevin Griffin
Chief Executive Officer

By:		/s/ Gregory Racz
Gregory Racz
President & Chief Legal Officer

JONATHAN J. LEDECKY

/s/ Jonathan J. Ledecky
Jonathan J. Ledecky

KEVIN GRIFFIN

/s/ Kevin Griffin
Kevin Griffin

GREGORY RACZ

/s/ Gregory Racz
Gregory Racz